SCHEDULE 14A
                         (Rule 14a-101)
            INFORMATION REQUIRED IN PROXY STATEMENT
                    SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities
      Exchange Act of 1934 (Amendment No.               )

  X Filed by the registrant
  Filed by a party other than the registrant
  Check the appropriate box:
   Preliminary proxy statement
 X  Definitive proxy statement
    Definitive additional materials
    Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

AVEMCO CORPORATION
        (Name of Registrant as Specified in Its Charter)

                     William P. Condon
____________________________________________________________________________

           (Name of Person(s) Filing Proxy Statement)
  Payment of filing fee (Check the appropriate box):
   X $125  per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1),  or 14a-6(i)(2).
     $500  per each party to the controversy pursuant to Exchange Act
           Rule 14a-6(i)(3).
     Fee computed  on table below per Exchange  Act  Rules  14a-6(i)(4) and
     0-11.
   (1)     Title of each class of securities to which transaction applies:
_____________________________________________________________________________

   (2)     Aggregate number of securities to which  transactions applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

   (4)     Proposed maximum aggregate value of transaction:
____________________________________________________________________________
     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1)     Amount previously paid:
____________________________________________________________________________

  (2)     Form, schedule or registration statement no.:
____________________________________________________________________________

  (3)     Filing party:
____________________________________________________________________________

  (4)     Date filed:
__________________

1 Set forth the amount on which the filing fee is calculated and state how it was determined


                     AVEMCO CORPORATION
         Frederick Municipal Airport, 411 Aviation Way
                   Frederick, Maryland 21701



            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD MAY 4, 1995




TO THE STOCKHOLDERS OF AVEMCO CORPORATION:

   Notice is hereby given that the Annual Meeting of Stockholders of AVEMCO Corporation will be held at the Corporate Headquarters, Frederick Municipal Airport, 411 Aviation Way, Frederick, Maryland, on Thursday, May 4, 1995, at 8:30 a.m.(EDT), for the following purposes:

     1.    To  elect two directors to serve for a term  of  three years,
 expiring  in	1998, or until  their successors are elected and qualified;

     2. To consider and act upon a proposal to ratify the selection of KPMG Peat Marwick as independent auditors for 1995; and

     3. To transact such other business as may properly come before the meeting, or any adjournment thereof.

   By resolution of the Board of Directors, the close of business on March 14, 1995, has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, such meeting and any adjournment thereof.


                            BY ORDER OF THE BOARD OF DIRECTORS
                                      Thomas H. Chero
                                         Secretary




March 21, 1995

   IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING IN PERSON OR BY PROXY. IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY. THE ENVELOPE FURNISHED NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES.


                       AVEMCO CORPORATION
                        411 Aviation Way
                   Frederick, Maryland 21701
                         March 21, 1995

                        PROXY STATEMENT
   For Annual Meeting of Stockholders to be held May 4, 1995

This proxy statement is furnished to the holders of the Common Stock of AVEMCO Corporation (hereafter called the "Company") in connection with the solicitation of proxies for use at the 1995 Annual Meeting of Stockholders of the Company to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders.

   Your proxy is solicited by the Board of Directors of the Company. Any stockholder giving such proxy has the power to revoke it by written notice received by the Secretary of the Company before it is exercised. Execution of a proxy given in response to this solicitation will not affect a stockholder's right to attend the meeting and to vote in person. Presence at the meeting of a stockholder who has signed a proxy does not alone revoke a proxy. Any stockholder giving a proxy may revoke it at any time before it is exercised by giving notice thereof to the Company in writing. Unless so revoked, the shares represented by proxies will be voted at the meeting and at any adjournments thereof. Where a stockholder specifies a choice by means of the ballot provided with the proxy, the shares will be voted in accordance with such specification.

  The cost of soliciting proxies, including the cost of preparing and mailing the proxy material, will be borne by the Company. The solicitation will be made primarily by mail and may be made by the directors, officers, and employees of the Company, personally or by mail, facsimile, or telephone. In addition, the Company may retain the services of a proxy soliciting firm to assist in the solicitation. Brokers, custodians, and other like parties will be requested to send proxy material to beneficial owners of stock, and the Company will defray reasonable expenses incurred in forwarding such material.

   A majority of the stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, constitutes a quorum. Shares represented by proxies received by the Company which have not been revoked will be counted for purposes of establishing a quorum, regardless of how or whether such shares are voted on any specific proposal. Votes withheld in connection with the election of one or more of the nominees for director will not be counted as votes cast for such individuals. An abstention may be specified on any proposal except for the election of directors and will have the effect of a vote against each proposal as to which the abstention is specified. Where stockholders of record who hold stock as nominees for others do not vote on a proposal because they did not receive specific voting instructions on the proposal from the beneficial owners of such shares ("broker non-votes"), such broker non-votes will not be treated as votes cast on the proposal and will not be counted for purposes of determining whether the proposal has been approved. On March 1, 1995, the outstanding stock of the Company entitled to vote consisted of 8,854,520 shares of Common Stock. Each share is entitled to one vote.

   The details of the Company's operations in 1994 are set forth in the enclosed Annual Report of the Company, which is not part of this proxy statement.


                       SECURITY OWNERSHIP

Principal Shareholders

   The following table sets forth information based upon the records of the Company and filings with the Securities and Exchange Commission with respect to each beneficial owner of more than 5% of the Company's outstanding voting stock as of March 1, 1995.

	                 Name and Address of      Amount and Nature of 	   	 Percent
Title of Class 	  Beneficial Owner         Beneficial Ownership    		 of Class
__________________________________________________________________________

Common Stock   Vanguard/PRIMECAP Fund,Inc. 		    	650,000 shares(1)     7.3%
            	  P.O. Box 1100
            	  Valley Forge, PA 19482

Common Stock   Markel Corporation and Subsidiaries	600,000 shares(2)     6.8%
             	 4551 Cox Road
             	 Glen Allen, VA 23060

Common Stock	  Group consisting of:	               600,000 shares(3) 		  6.8%
            		 Century Capital Management, Inc., and
             	 Massachusetts Fiduciary Advisors, Inc.
             	 One Liberty Square
             	 Boston, MA 02109

Common Stock   David L. Babson & Co., Inc.      502,500 shares(4)        5.7%
            		 One Memorial Drive
            		 Cambridge, MA  02142
______________________________________________________________________________

(1) Vanguard/PRIMECAP Fund, Inc. reported that it has sole voting power and shared dispositive power over 650,000 shares of Common
       Stock of the Company.
(2) Markel Corporation reported that it has sole voting power and sole dispositive power over 600,000 shares of Common Stock of the Company through its ownership and control of various subsidiaries of Markel which hold the stock directly.
(3) Century Capital Management, Inc. and Massachusetts Fiduciary Advisors, Inc. reported that they are the beneficial owners of 500,000 and 100,000 shares of Common Stock of the Company, respectively. The two entities have reported that they are members of a "group" owning more than five percent of the Company's securities.
(4) David L. Babson & Co., Inc. reported that it is an investment advisor with sole dispositive power over 502,500 shares of Common Stock of the Company with sole voting power over 320,600 of those shares and shared voting power over the remaining 181,900 shares.

Security Ownership of Management

  The  following is a table showing the shares of  the  Company's
Common Stock beneficially owned as of March 1, 1995, by each director and nominee, each of the executive officers named below, and directors and officers of the Company as a group.

Name of 	             Amount    Percent   Name of           Amount   Percent
Beneficial Owner      Owned     of Class  Beneficial Owner  Owned    of Class
__________________________________________________________________________

Michael Collins  	        8,000   *  Thomas J. Schwab(2)		 8,751         *
William P. Condon(1)(4) 213,297  2.4 John F. Shettle, Jr.(1)(4) 165,899  1.9
H. Lowell Davis     	     9,500   * 	Clifton F. von Kann 		2,000         *
Paul J. Hanna(5) 	       25,950   *  Thomas H. Chero(1)	  38,450         *
Arnold H. Johnson	       88,550  1.0 Dan L. Jonson(1)	    14,225         *
Steven A. Markel(3)	      5,000   *  John R. Yuska(1)(4)	 89,648         1.0

  * less than 1%      	   All Directors and
                      	   Officers as a Group(6)	        709,995         7.8
________________________________________________________________________

(1) Includes shares of Common Stock which as of March 1, 1995, were subject to outstanding stock options exercisable within 60 days, held by the named executive officers as follows: Condon 83,250, Shettle, Jr. 51,000, Yuska 73,975, Cherno 36,000, and Jonson 14,225.
(2)     Includes 814 shares owned by Mr. Schwab's wife.
(3) Mr. Markel's shares do not include 600,000 shares owned by Markel Corporation and Subsidiaries, of which Mr. Markel is Vice Chairman. Mr. Markel disclaims beneficial ownership of these shares.
(4)    Includes  shares  of Common Stock  held  by  the  AVEMCO
       Corporation Profit Sharing Trust that each of the following individuals who serve as Trustee are deemed to own indirectly by virtue of being a beneficiary of the Trust, calculated on the basis of his proportional beneficial interest in the Trust, as follows:
       Condon 32,247, Shettle, Jr. 4,899, Yuska 10,673. The Trust holds 297,500 shares in the aggregate, over which the three Trustees share voting and dispositive power.
(5)    Includes 450 shares owned by the Hanna Foundation Trust.
(6)    Includes 299,075 shares of Common Stock which as of March 1,
        1995, were subject to outstanding stock options exercisable within 60 days.


Section 16 of the Securities Exchange Act

   Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who own greater than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and New York Stock Exchange. Based on a review of the Forms 3, 4, and 5 it has received, and/or on written representations from certain reporting persons that no Form 5 was required for them, the
Company believes that during 1994 all Section 16 filing requirements applicable to its officers, directors and 10% beneficial owners were complied with by such persons.

1.      ELECTION OF DIRECTORS

   By resolution of the Board of Directors, the number of directors of the Company has been fixed at nine. Pursuant to the Company's Bylaws, the Board of Directors is divided into three classes, with the term of office of one class to expire each year. The terms of two directors, Michael Collins and John F. Shettle, Jr., expire in 1995. Therefore, two places on the Board are to be filled at the 1995 Annual Meeting of Stockholders. It is intended that votes will be cast pursuant to the enclosed proxy (unless authority is specifically withheld) for election of Messrs. Collins and Shettle, Jr. as directors for terms expiring in 1998. They have agreed to serve as directors if elected. If either of them should become unable or unwilling to serve (an event which the Board of Directors does not anticipate), it is intended that the enclosed proxy will be voted for the election of such person, if any, as the Board of Directors may designate. The affirmative vote of a majority of the outstanding stock of the Company is required to elect each director.

   The following table lists certain information with respect to the Company's directors and nominees.


Name, Age and Year First    Other Positions and Offices With The Company,
Served as a Director        Principal Occupation, Business Experience
                     		     During Past 5 Years and     				           Term
		                          Other Directorships In Public Companies    Expires
______________________________________________________________________________

Michael Collins (a,b,d)	  President, Michael Collins Associates          1995
Age:  64          		      (consulting firm); Trustee:  National
Director since 1986	      Geographic Society; Former Astronaut;
                          Vice President, Washington Operations of LTV\
                          Aerospace and Defense Company (1980-85).

John F. Shettle, Jr. (c)	 President and Chief Operating Officer of the   1995
Age:  40          		      Company; Chairman, Eastern Aviation & Marine
Director since 1993 	     Underwriters, Inc. a subsidiary of the Company;
                          Board member and officer of various other
                          subsidiaries of the Company.

William P. Condon (a,c,)  Chairman of the Board of Directors and Chief   1996
Age:  57         		       Executive Officer of the Company; Chairman of the
Director since 1973 	     Boards of various subsidiaries of the Company.

Arnold H. Johnson (a,c,d) Until retirement in 1982, Chairman of the      1996
Age:  77          		      Board of Directors and Chief Executive Officer
Director since 1965       of the Company and Chairman of the Boards of
                          its subsidiaries.

Thomas J. Schwab (b,c)	  Attorney; partner with law firm of Wald,        1996
Age:  67       		        Harkrader and Ross until 1984; Secretary of the
Director since 1987  	   Company until April 1987.

Clifton F. von Kann (b,d) Major General, U.S. Army (retired); Chairman   1996
Age:  79         		       of the Board Emeritus, National Aeronautic
Director since 1980	      Association; President of Honour, Federation
                          Aeronautique Internationale; Director and voting trustee: VEXCEL Corporation; Chairman: Traverse Technologies International, Inc.

Name, Age and Year First  Other Positions and Offices With The Company,
Served as a Director	     Principal Occupation, Business Experience
		                   	    During Past 5 Years and                 				Term
		                        Other Directorships In Public Companies  		Expires
______________________________________________________________________________

H. Lowell Davis (a,c,)   Vice Chairman, Chief Financial Officer and     1997
Age:  62         		      Director, Potomac Electric Power Company.
Director since 1985

Paul J. Hanna (a,c)      Until retirement in 1986, Vice Chairman and    1997
Age:  79    		           Director, GEICO Corporation.
Director since 1980

Steven A. Markel (b,d)   Vice Chairman, Markel Corporation; Director:   1997
Age: 46         		       Fairfax Financial Holdings, Ltd. (Canada); Director:
Director since 1994	     Morden & Helwig Group, Inc. (Canada).
______________________________________________________________________________

     (a)  Member of the Executive Committee
     (b)  Member of the Audit Committee
     (c)  Member of the Investment Committee
     (d)  Member of the Compensation and Stock Option Committee

  The  Board  of Directors of the Company met four  times  during
1994.   In addition, the Company has the following committees  of
the Board:

 Executive Committee. The Executive Committee has the authority to act during intervals between meetings of the Board of Directors and to exercise all powers of the Board except those reserved to the Board by statute, the Certificate of Incorporation or Bylaws. It also functions to advise the Board on all matters pertaining to Board nominations and membership. This function was previously performed by a separate Nominating Committee, but the function was assumed by the Executive Committee during 1994 and the Nominating Committee (which met one time in 1994) was discontinued as a separate standing committee. The Executive Committee will not consider recommendations for Board membership from shareholders. The Committee did not meet during 1994.

 Audit Committee. The Audit Committee, composed entirely of outside directors, serves as a liaison between the Board and the Company's auditors, to discuss with the auditors before their examination its scope and approach, and to discuss with them after their examination its results. The Committee met two times in 1994.

 Investment  Committee.   The  Investment  Committee  serves   to
 review the investment policy and investment guidelines of the Company, and makes recommendations to the Board of Directors.
 The Committee met four times during 1994.

 Compensation and Stock Option Committee. The Compensation and Stock Option Committee is responsible for recommendations to the Board in decisions affecting compensation to employees, including salaries of officers and allocation of awards under the Executive Performance Compensation Plan, and is responsible for the awarding of stock options under the Company's stock option plans. The Committee met two times in 1994.

  All directors attended at least 75 percent of the meetings of the Board and Committees of which they were members.

Director Compensation

  The Company's current arrangement for compensation of directors is that those directors who are not employees of the Company, or
a subsidiary, receive an annual retainer of $18,000.   For  each
Board and Executive Committee meeting attended, non-employee members receive $1,200 ($1,400 for the Chairman of the Executive Committee). For all other Committee meetings attended, members receive $900 ($1,000 if Chairman of the Committee). The Company also reimburses directors for travel expenses incurred in attending meetings.

  The Company has a plan whereby non-employee directors may defer their annual retainer fees until age 70-1/2 or until their service with the Board terminates. The Company also has a consulting plan for directors, pursuant to which directors retiring from the Board after age 65 and after at least ten years of service on the Board may continue to receive between 50% and 100% of the annual retainer (but not the per meeting fees) they would receive as active directors, the percentage depending on years of service as a director. The fee at the 50% level would be payable for a minimum of 10 years of active service on the Board, 75% for a minimum of 15 years of active service, and 100% fee for a minimum of 20 years of active service.

   Arnold H. Johnson also serves as consultant to the Company under the terms of a consulting agreement which provides for payments of an annual consulting fee of $37,000. All payments under the agreement are deferred for five years from the time earned, and such deferrals accrue interest at the rate of 8% per annum. The agreement may be terminated prior to its May 1, 1997, expiration by either party for cause, upon 90 days' notice.


Compensation Committee Interlocks and Insider Participation

   Arnold H. Johnson, a director and member of the Compensation and Stock Option Committee, was formerly Chairman of the Board and Chief Executive Officer of the Company. He also serves as consultant to the Company under the terms of a consulting agreement which provides for an annual consulting fee of $37,000 as stated immediately above.

   The Board of Directors recommends a vote "FOR" Messrs. Collins
and  Shettle, Jr., nominees for the Board of Directors.   Proxies
solicited by the Board of Directors will be voted for these nominees unless the stockholder specifies otherwise.


Executive Compensation

   The following table sets forth the annual and long-term compensation for the Company's Chief Executive Officer and the four highest-paid executive officers, as well as all other compensation paid or awarded to each such individual for the Company's last three fiscal years.


                      SUMMARY COMPENSATION TABLE

			                                              Long-Term
                                    				        Compensation
                		 Annual Compensation    	     Awards
 Name  and                               			    Securities	        All Other
 Principal                  	             		    Underlying       Compensation
 Position            Year Salary($) Bonus($)(1)  Options/SARs(#)       ($)(2)


William P. Condon     1994  390,000   155,000     	 7,500	          	10,237
Chairman & Chief 	    1993  390,000   240,000          --            12,066
Executive Officer	    1992  390,000   103,000          --	            7,497
Age:  57

John F. Shettle, Jr.  1994  145,500    76,000        5,000		          9,193
President  & Chief    1993  131,500    90,000        6,000		          8,227
Operating  Officer    1992  131,500    44,500           --		          6,102
Age:  40

John R. Yuska       	 1994  123,000    61,000        3,000            9,409
Senior Vice President 1993   18,000    75,000        4,000            7,304
& Chief Financial     1992   18,000    30,000           --            6,771
Officer
Age:  50

Thomas H. Chero      	1994   95,000    58,000        3,000            9,193
Senior Vice President-1993   91,000    72,000        4,000            5,726
Legal & Corporate     1992   91,000    27,000           --            4,924
Secretary
Age:  44

Dan Jonson          		1994   86,000    32,000        1,500            8,261
Senior Vice President-1993   82,000    38,000        3,000            5,724
Strategic Systems     1992   82,000    23,000        4,000            3,916
Development
Age:  51


(1)"Bonus" consists of Performance Compensation awarded for 1994 performance, but which was paid in early 1995. Similar timing also applies for the previous two years shown.

(2) "All Other Compensation" consists of the employer contribution to the defined contribution Profit Sharing Plan and Group Term Life Plan for Messrs. Condon, Shettle, Jr., Yuska, Chero, and Jonson respectively, as follows: (i) Profit Sharing: $8,887; $8,887; $8,887; $8,887; $7,397. (ii)
     Term Life: $1,350; $306; $522; $306; $864.

Note:   All of the executive officers listed have been  with  the
Company, or a subsidiary of the Company, for more than five years.


Option/SAR Grants

   The following table sets forth certain information concerning options/SARs granted during 1994 to the named executives:


              OPTION/SAR GRANTS IN LAST FISCAL YEAR

       			                                                Potential Realizable
                                           				              Value at Assumed
                                                    				 Annual Rates of Stock
                                                      				 Price Appreciation
                                 Individual Grants      	  for Option Term(1)

                                 		 % of Total
                  Number of    Options/SARs
              	   Securities	  Granted  	   Exercise
           	      Underlying	  to Employees or Base
           	      Options/SAR  in Fiscal  	 Price  Expiration
Name    	          Granted(2)	 Year     	  ($/Sh)   Date  	  5%($)  10%($)


William P. Condon    7,500 	    14.7      13.625	  12/15/2004  64,265  162,861
John F. Shettle, Jr. 5,000       9.8      13.625	  12/15/2004  42,843  108,574
John R. Yuska	       3,000       5.9      13.625	  12/15/2004  25,706   65,144
Thomas H. Chero      3,000       5.9     	13.625	  12/15/2004  25,706   65,144
Dan L. Jonson	       1,500       2.9     	13.625	  12/15/2004  12,853   35,572


(1) Potential realizable value is the net gain realizable based on an assumption that the price of the Common Stock appreciates at the annual compounded rate shown from the date of grant until the end of the ten-year option term. These numbers are calculated based upon the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

(2) Options  granted were under the Company's Nonstatutory  Stock
     Option Plan and vest at the rate of 25% each year, commencing on the one-year anniversary of the date of grant.



Option/SAR Exercises and Values

    The following table summarizes options/SARs exercised during 1994, and presents the value of unexercised options/SARs held by the named executives at fiscal year end:

       AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
              AND FISCAL YEAR-END OPTION/SAR VALUES

                                         		Number of   			Value of Unexercised
                                  		Securities Underlying    		In-the-Money(1)
                             		 Unexercised Options/SARs        	Options/SARs
               Shares    Value   at Fiscal Year-End (#)	at Fiscal Year-End ($)
            Acquired on  Realized	  Exercisable(E)	         		Exercisable(E)/
 Name       Exercise (#)  ($)       Unexercisable(U)        		Unexercisable(U)


William P. Condon-0-      -0-           73,250  E                211,164  E
                                        37,500  U                 13,125  U

John F. Shettle, Jr. -0-  -0-           48,575  E                104,535  E
                                        13,425  U                  8,750  U

John R. Yuska    -0-      -0-           65,500  E                196,414  E
                                        17,300  U                  5,250  U

Thomas H. Chero  -0-      -0-           12,525  E                 10,470  E
                                        34,425  U                  5,250  U

Dan L. Jonson    -0-      -0-           12,825  E                  5,235  E
                                         8,150  U                  2,625  U



(1)In-the-money option value is the fair market share value at fiscal 1994 year-end ($15.375 per share) less the option exercise price times the number of shares.

Profit Sharing Plan

  The Company has a qualified defined contribution Profit Sharing Plan, which became effective October 1, 1969, and in which substantially all employees of the Company and its subsidiaries who have completed a qualifying year of service may participate. The Company and its subsidiaries contribute each year 5% of "consolidated net profits before taxes," as defined in the Plan, (but not in excess of 15% of the compensation paid to participating employees during the year), to a trust fund. The Company's contribution each year is allocated to active participants on a pro rata basis based upon W-2 compensation for the year (excluding compensation from stock option exercises), subject to individual compensation limits imposed by the federal government ($150,000 for 1994). The entire amount in the Profit Sharing Plan to the employee's credit is distributable to the employee upon retirement or to the employee's designee upon death. Upon withdrawal as a participant prior to retirement, the employee receives amounts contributed by the employee, if any, adjusted for investment results on such amounts, plus 20% of the remaining amount to the employee's credit for each year of employment after the third year of employment, not to exceed 100% of such amount at the end of the seventh year of employment. The total Company contribution to the Profit Sharing Plan for the year ended December 31, 1994, was $709,000. The Company's contribution with respect to the five executive officers is shown in a footnote in the Summary Compensation Table.
Pension Plan

   The Company has a noncontributory defined benefit Pension Plan covering substantially all employees of the Company and its subsidiaries who have attained age 21 and have completed one year of qualifying service. The Pension Plan, funded through an insurance company, provides for a retirement benefit at age 65, which is integrated with Social Security, based upon the employee's highest five consecutive years average W-2 compensation at the rate of .6% of such five-year average up to "covered compensation" as defined in the Plan plus 1.1% of such five-year average compensation in excess of "covered compensation", all multiplied by years of credited service. W-2 compensation used to calculate an employee's final average compensation was capped by federal law at $150,000 for Plan year 1994, but is indexed for inflation for subsequent plan years. Compensation attributable to the exercise of stock options is not includable for benefit determinations. Vesting for Plan benefits is 100% after five years of service with 0% for less than five years of service.

                       PENSION PLAN TABLE
                        Years of Service

 Remuneration       15          20         25            30            35
  $125,000         $18,802    $25,069   $ 31,336     $37,603      $43,870
   150,000          22,927     30,570     38,212      45,854       53,497
  *175,000          22,927     30,570     38,212      45,854       53,497
  *200,000          22,927     30,570     38,212      45,854       53,497
  *225,000          22,927     30,570     38,212      45,854       53,497
  *250,000          22,927     30,570     38,212      45,854       53,497
  *300,000          22,927     30,570     38,212      45,854       53,497
  *400,000          22,927     30,570     38,212      45,854       53,497
  *450,000          22,927     30,570     38,212      45,854       53,497
  *500,000          22,927     30,570     38,212      45,854       53,497

*  The 1994 compensation is limited to $150,000 for the benefit
   determinations.   The Company does not have a nonqualified or
   other pension plan that would apply in excess of the remuneration shown.


      The pension table shows maximum annual benefits which would be payable for a person retiring in 1994 at age 65 in accordance with the Plan provisions on a straight life annuity basis, with average earnings shown as "Remuneration".

      A retiree's Social Security benefit is integrated into the Plan's step-rate formula and there is no additional reduction to the amount shown in the table as a result of Social Security payments. However, for a person who reaches age 65 after 1994 with the same renumeration and years of service shown in the table, their benefit will be reduced from that shown as a result of the integration of Social Security into the formula. The Plan's "covered compensation" level for 1994 utilized in the table was $24,312 for a person retiring at age 65.

     For 1994, the Company's pension cost was approximately 2.67% of total compensation of Plan participants covered by the Plan. The amount expended by the Company for financial reporting purposes for the Pension Plan is excluded from the Summary Compensation Table because the contribution with respect to a specified person cannot be readily separated or individually calculated by the actuary of the Plan.

      The compensation of Messrs. Condon, Shettle, Jr., Yuska, Chero, and Jonson covered by the Pension Plan in 1994 was
$631,350,    $235,803,   $198,522,   $167,306,    and    $124,864
respectively. These amounts are based upon W-2 compensation for 1994 as provided for by the Plan, whereas the Summary Compensation Table includes the executive officers' performance compensation paid early in 1995 for fiscal 1994 work performed, which award will not be included in the Plan computation until 1995. As of December 31, 1994, Messrs. Condon, Shettle, Jr., Yuska, Chero, and Jonson had credited service under the Plan of 33, 11, 17, 18, and 14 years, respectively. No compensation in excess of $150,000 is considered in calculating benefits for 1994 for any of these individuals.

Performance Compensation Plan

   Under the Company's Performance Compensation Plan, between 3% and 9% of the Company's net earnings (as defined in the Plan), in excess of a minimum earnings amount (determined by formula in the
Plan), is set aside in a pool each year. No performance compensation may be awarded under the Plan for any year during which a dividend is not paid to the shareholders, and no performance compensation is available for award until the minimum earnings amount is achieved. For 1994, 48 persons including the named executive officers (but excluding the Chief Executive Officer) participated in and received awards under the Plan.

Stock Option Plans

   The Company's Nonstatutory Stock Option (NSO) Plan, adopted in 1990, authorizes the grant from time to time of NSOs on the Company's Common Stock to eligible employees, up to a total of 375,000 shares. 20,000 NSOs were granted to five named executive officers for 1994 performance. As of March 1, 1995, NSOs representing 369,700 shares of Common Stock were outstanding. The Plan is administered by the Compensation and Stock Option
Committee of the Company's Board of Directors, which Committee determines which employees are to be granted NSOs and the number of shares covered by the award. Any employee of the Company or a subsidiary who owns less than 10% of the Company's outstanding Common Stock may be granted an NSO.

   The exercise price of shares covered by NSOs must be 100% of the fair market value of such shares on the date of grant. The NSO exercise period is determined by the Committee, but may not exceed ten years from the date of grant. NSOs are not exercisable during the first year after grant, and the Plan states that NSOs may provide that only a portion of the shares covered by an NSO may be exercisable during each year after the first year after grant. Option vesting is normally over a four-year period (25% per year), but the Committee may reduce or extend the period from between one and ten years. There are exceptions to the rules on exercise pertaining to such matters as reorganization, mergers, and changes of control of the Company.

   The  Company  had an Incentive Stock Option (ISO)  Plan  which
expired  in  December  1992 with respect  to  new  grants.   ISOs
representing 536,125 shares of Common Stock were outstanding as of March 1, 1995.

   Neither the NSO nor the ISO Plan provides for the issuance  of
SARs,  nor  does  the  Company have a  separate  SAR  Plan.   Any
reference to "Options/SARs" in this proxy is to options granted under the stock option plans.

Employment Contracts

      1. Executive Officers (other than the Chief Executive Officer). Executive officers (including those listed on the Summary Compensation Table) are under written contract with the Company for their employment services. Such contracts provide for a fixed salary subject to annual review for potential increase. In addition, such contracts provide that such officers are eligible to participate in the Performance Compensation Plan and Stock Option Plans described elsewhere in this proxy. No award is guaranteed under any such plan and such plans may be modified or terminated by the Board of Directors at any time. While the employment agreements generally cover terms from one to three years, each of them is terminable by either the officer or the Company upon 30 to 90 days' written notice, with or without cause. After the effective date of termination by either party, no additional compensation is payable regardless of the term.

            In order to be eligible to participate in the Performance Compensation Plan and Stock Option Plans, executive officers must agree not to compete with the Company for two years after employment is terminated. This noncompete applies if employment is terminated by the executive officer for any reason, or by the Company for cause. The agreements also provide that in the event of a change of control of the Company, being the acquisition of 40% or more of the Company's voting stock by another entity and its affiliates, not approved by two-thirds of the directors who are not affiliated with the party attempting to change control ("disinterested directors"), the two-year noncompete does not apply. In the event of such a change in control of the Company, stock option awards also become fully vested and exercisable as provided for in the Plans.

      2. Chief Executive Officer. Mr. Condon is employed under written contract with the Company which was entered into in 1993 and expires on December 31, 1997. It provides for a fixed base annual salary of $390,000 subject to annual review for potential increase and/or the addition of other compensation as may be deemed appropriate by the Board of Directors. In addition, such contract provides for an annual performance compensation of 2% of net earnings above a minimum earnings amount calculated as set forth in the agreement. Net earnings and the minimum earnings amount are calculated for the purposes of the agreement in the same manner as described in the Performance Compensation Plan for officers, including executive officers. The contract provides that Mr. Condon's total compensation from salary and performance compensation for any calendar year is limited to one million dollars, but it also provides that the Board, in its sole discretion, may award some or all of the additional performance compensation that would cause total compensation to exceed one million dollars, whether tax deductible or not. Mr. Condon also participates in the Company's stock option plans.

           The employment agreement provides for termination by Mr. Condon upon 180 days' notice, with or without cause, or by the Company upon breach by Mr. Condon of his obligations under the agreement or for cause. In addition, the Company may terminate his services at any time if it agrees to pay him the base salary and annual performance compensation he would otherwise have been entitled to receive had the contract not been terminated. In this event, the noncompetition provision described below would apply during the remainder of the term.

            The agreement contains a two-year noncompetition provision which the Board of Directors may elect to invoke subsequent to the expiration of the Agreement provided it gives at least 12 months' prior notice and agrees to continue to pay Mr. Condon one-half of his base salary during that two-year period. The Board may also invoke this provision if Mr. Condon elects to terminate prior to expiration.

          The contract also has a provision that, in the event of a change of control of the Company of more than 30% of the Company's outstanding voting stock that is not approved by two-thirds of the disinterested directors (as described above), Mr. Condon may elect to terminate the contract upon 30 days' written notice, in which event the two-year noncompete would not apply and Mr. Condon would receive such salary and performance compensation as he would otherwise be entitled to receive for the remaining term. In the event of a change in control of the Company of 40% or more of the Company's voting stock by another entity and its affiliates that is not approved by two-thirds of the disinterested directors, stock option awards also become fully vested and exercisable as provided for in the Plans.

      3. Chief Executive Officer and Executive Officers. All employees of the Company, including executive officers, whether under written employment contract or not, are eligible to participate in the Company's group life, health, disability, and retirement programs, including the AVEMCO Corporation Pension Plan (defined benefit plan) and the AVEMCO Corporation Profit Sharing Plan (defined contribution plan) according to the terms of those plans, both of which are described elsewhere in this proxy statement.


     Report of the Compensation and Stock Option Committee

      1. Executive Officers (other than Chief Executive Officer ("CEO"). The cash compensation of executive officers consists of annual salary and performance compensation, pursuant to a contract (described elsewhere herein) which each executive officer has with the Company.

          Salaries. The salaries of executive officers are based upon the officer's current position in the Company and the officer's responsibilities. Prior experience in the executive's field, as well as with the Company, is also taken into consideration. The Committee, in establishing salary recommendations, also looks at prevailing salaries of executive officers of other companies, particularly insurance companies, having comparable positions, but in making those comparisons it takes into consideration the fact that the Company's compensation policy since adoption of the Performance Compensation Plan (initially adopted as the Executive Bonus Plan in 1974) has been that performance compensation should constitute a significant portion of total cash compensation of the Company's executive officers. Accordingly, salaries are generally set at levels that are substantially less than what total compensation, including performance compensation, is expected to be.

            With respect to annual salary adjustments, the Committee gives substantial consideration to the recommendations of the CEO and considers each executive officer's salary in relationship to certain factors, including the officer's prior year's salary, changes in the cost of living, changes in responsibilities, and how such officer was rated by the CEO and in an annual superior and peer review evaluation process that has been utilized by the Company for many years. The Committee does not use any specific corporate performance measures or weighting, and determination is therefore largely subjective in nature. For 1994, the Committee in making its determination to increase salaries also took into consideration the fact that for 1993 the named executive officers, including the CEO, had suggested as a group to the Committee, that in a cost savings measure their salaries not be increased for 1993, and having acted on that suggestion, no salary increases were awarded for 1993.

          Performance Compensation. The Committee's initial role in setting performance compensation, which constitutes a significant portion of total cash compensation, is to recommend to the Board of Directors the percentage of from 3% to 9% of defined net earnings to be used to create the performance compensation pool. For 1994, the percentage recommended by the Committee to the Board, and accepted by the Board, was 9%, which resulted in a performance compensation pool of $698,000 for the 48 participants.

            In determining  the  percentage  of  net   earnings
comprising the pool each year, the Committee, pursuant to the terms of the Plan, considers certain factors including net earnings, return on equity, the Company's Common Stock dividend and its market price over time, the number of participants in the Plan (the Plan covers generally all officers of the Company, excluding the CEO, and its subsidiaries and not just executive officers), the total compensation of participants, both base and performance, compensation for comparable employees in other firms, particularly insurance-related firms, market and economic conditions, cycles of the Company's business, and employee morale. In determining individual awards and, in particular, awards to the executive officers from such pool, the Committee considers a proposal given to it by the CEO for allocating the pool, and also considers each executive's duties and responsibilities, total compensation, evaluations by both the CEO and by the executive officer's superiors and peers, contributions to the financial success of the Company, and years of service. While the Committee looks at the factors set forth, its determination is largely subjective in nature.

          Stock Options. The Committee administers the Company's stock option plans. Its policy has been to utilize the benefits it believes accrue to the Company and its stockholders by the grant of stock options to executive officers and others. All stock options require that the underlying Common Stock be purchased at 100% of its market value on the grant date of the options, and no exercise price of an outstanding option has ever been lowered. The Committee determines the number of options to be granted each year, taking into consideration the amount of stock available under the stock option plans, as well as the general performance criteria described elsewhere with respect to performance compensation. The CEO's recommendations as to the allocation of stock options among executive officers, which takes into consideration an evaluation of each executive's contribution to the Company's overall performance, as well as the evaluation given to the executive under the annual superior and peer review process referred to above, are normally accepted by the Committee. As with performance compensation, while the Committee looks at these factors, its determination is largely subjective in nature, except that a numerical superior and peer evaluation score cutoff was used by the Committee, below which no stock option awards were made.

  2. Chief Executive Officer. The cash compensation of the Chief Executive Officer consists of an annual salary and an annual performance compensation of 2% of net earnings in excess of a minimum earnings level, pursuant to a contract (previously described) which Mr. Condon has with the Company.

           Salary. In recommending Mr. Condon's salary to the Board, the Committee considers his past salary, salaries of CEOs of comparable insurance companies, the cost of living, and the Company's net earnings. As it does in setting the percentage under the Performance Compensation Plan for executives, the Committee considers the performance of the Company, in absolute terms and relative to its competitors, how it considers the CEO has dealt with competitive factors compared with other CEOs in the industry, and how shareholders have fared. It also considers the CEO's performance in planning for ways of enhancing the future earnings and value of the Company. The Committee does not use any specific corporate performance measures or weighting, but return on equity is given significant consideration. Determination is thus largely subjective in nature.

           For 1994, Mr. Condon suggested to the Committee that his salary not be increased from its current level. The Committee so recommended to the Board, which agreed, and the CEO's salary for 1994 was not increased over its 1993 level.

          Performance Compensation. Pursuant to the terms of the Company's contract with Mr. Condon, described under "Employment Contracts", Mr. Condon's performance compensation is determined strictly by formula based upon earnings, except when total compensation from salary and performance compensation would exceed one million dollars. Since it did not for 1994, the Committee made no additional decisions regarding Mr. Condon's performance compensation.

           Stock Options. The Committee determines the stock options to be awarded to Mr. Condon. It considers the same factors that are utilized in its review for salary increase. While the Committee looks at these factors, its determination is largely subjective in nature. For 1994, the Committee in awarding Mr. Condon 7,500 options also considered the fact that for the previous year, Mr. Condon received no options whereas the remaining executive officers did.

      3. General Considerations. Salary recommendations for each year are made prior to the beginning of the year, while performance compensation and stock options awards are determined at the end of the year and are based on the financial and other results for that year. Accordingly, changes in salaries do not necessarily coincide with changes in performance compensation or stock option awards.

      The Committee's approach to executive compensation as described above has been in effect for many years. The Committee believes that this approach, which blends the objective determinations, such as formulas and peer and superior evaluations, with the subjective determinations described above, provides a flexibility that is in the best interests of the Company and its shareholders.

                             The Compensation and Stock Option Committee

                              Clifton F. von Kann, Chairman
                              Michael Collins
                              Arnold H. Johnson
                              Steven A. Markel



     COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
     AMONG AVEMCO CORPORATION, THE S & P 500 INDEX
     AND THE S & P PROPERTY-CASUALTY INSURANCE INDEX





                                    Cumulative Total Return
                                             (Dollars)
     COMPANY/INDEX                     12/89  12/90 12/91 12/92 12/93  12/94

     AVEMCO Corp                         100   107   162    154   127   106

     S & P 500                           100    97   126    136   150   152

     S & P Property-Casualty Ins.        100    98   122    143   141   148




* $100 invested on 12/31/89 in stock or Index including reinvestment of dividends.
  Fiscal year ending December 31.

  (This is tabular representation of
  graphical chart for EDGAR filing.)



2.   RATIFICATION OF SELECTION OF AUDITORS

      Upon recommendation of the Audit Committee and subject to ratification by the stockholders, the Board of Directors has selected the firm of KPMG Peat Marwick to examine and audit the business, books of account, and other records of the Company and its subsidiaries for the year ending December 31, 1995. The affirmative vote of the holders of a majority of the shares of the Common Stock present in person or represented by proxy at the meeting is required for such ratification. If not ratified, the selection will be reconsidered by the Board.

      This firm of certified public accountants has acted in such capacity for the Company and its subsidiaries since 1968 and has reported that neither the firm nor any of its partners has any direct financial interest or any material indirect financial interest in the Company or any of its subsidiaries, other than as independent auditors. A representative of the firm is expected to be present at the meeting with an opportunity to make a statement if so desired and to be available to respond to appropriate questions.

      The Board of Directors recommends a vote "FOR" Proposal  2.
Proxies  solicited by the Board of Directors will  be  voted  for
adoption   of  the  Proposal  unless  the  stockholder  specifies
otherwise.


3.   OTHER MATTERS

     As of this date, the Board of Directors knows of no business which will come before the meeting in addition to the matters referred to above, but if any other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment, and discretionary authority to do so is included in the proxy.


                        STOCKHOLDER PROPOSALS

      Any stockholder proposal intended to be presented at the 1996 Annual Meeting of Stockholders and to be included in the Company's proxy statement and form of proxy relating to that meeting must be received by the Company on or before November 14, 1995. Any such proposal must meet the applicable requirements of the Securities and Exchange Act of 1934 and the rules and regulations thereunder.

      Stockholders are urged to send in their proxies without delay. Prompt response is helpful, and your cooperation will be appreciated.

               By Order of the Board of Directors

March 21, 1995
                        WILLIAM P. CONDON
                      Chairman of the Board




                       AVEMCO CORPORATION
                  Proxy for 1995 Annual Meeting
        SOLICITED BY THE BOARD OF DIRECTORS ("the Board")

      The  undersigned hereby constitutes William P. Condon, John
R. Yuska, and Thomas H. Chero, or any one or more of them, as Proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of AVEMCO Corporation to be held in Frederick, Maryland, on May 4, 1995, and any adjournments thereof, and to vote the shares of said Company standing in the name of the undersigned with all powers the undersigned would possess if personally present at such meeting, including discretionary authority to act on any matters properly coming before the Meeting of which the Board is not aware at the date of the Notice and Proxy Statement relating to the Meeting, receipt of which is hereby acknowledged.

1. ELECTION OF  FOR  all nominees listed below (except  WITHHOLD AUTHORITY to
   DIRECTORS    as marked to the contrary below)        vote as to all
                                                        nominees listed below
             NOMINEES:  Michael Collins, John F. Shettle, Jr.

(INSTRUCTIONS: Authority  to  vote for any of the  aforementioned persons may be withheld by lining through or striking the name.

2.   RATIFYING THE SELECTION OF KPMG PEAT MARWICK AS AUDITORS FOR
     1995.
                For            Against        Abstain

THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO SPECIFICATION  IS
MADE,  THIS  PROXY WILL BE VOTED FOR THE ELECTION OF THE  BOARD'S
NOMINEES AS DIRECTORS AND FOR PROPOSAL 2.
           (continued and to be SIGNED on other side)


     (Continued from other side)

Dated:_______________________

Signature_____________________________________
                        (see note below)

NOTE:   PLEASE SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR  HEREON.
JOINT  OWNERS  SHOULD EACH SIGN PERSONALLY.  WHEN SIGNING  AS  AN
ATTORNEY,  EXECUTOR, TRUSTEE OR GUARDIAN, PLEASE GIVE  YOUR  FULL
TITLE AS SUCH.

        IMPORTANT: PLEASE SIGN, DATE AND RETURN PROMPTLY